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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director         X   10% Owner
Wooley             John           C.            Schlotzsky's, Inc.                             ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                            President and Chief Executive Officer
203 Colorado Street                                                         March 2000        -----------------  ------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
Austin            Texas             78701                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Common Stock                         2/10/00     P      V        1,000       A    $8.4375
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Common Stock                         2/10/00     G      V        1,000       D        -0-
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Common Stock                         3/17/00     P               3,500       A     $7.125
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Common Stock                         3/20/00     P              22,500       A    $7.3125
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Common Stock                         3/21/00     P              55,500       A      $7.31
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Common Stock                         3/22/00     P              18,500       A      $7.23       778,520          D
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Common Stock                                                                                      1,142          I      By self as
                                                                                                                        trustee for
                                                                                                                        Wooley Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
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Option (1)                          $12.80                                                           12/14/95  12/14/00
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Option                              $12.80                                                            1/15/96  12/14/00
------------------------------------------------------------------------------------------------------------------------
Option                              $12.80                                                           12/14/95  12/14/05
------------------------------------------------------------------------------------------------------------------------
Option                              $11.20                                                           05/01/96  08/08/05
------------------------------------------------------------------------------------------------------------------------
Option                              $11.20                                                           05/01/97  08/08/05
------------------------------------------------------------------------------------------------------------------------
Option                              $11.20                                                           05/01/98  08/08/05
------------------------------------------------------------------------------------------------------------------------
Option                              $11.20                                                           05/01/99  08/08/05
------------------------------------------------------------------------------------------------------------------------
Option                              $11.20                                                           05/01/00  08/05/05
------------------------------------------------------------------------------------------------------------------------
Option                              $17.69375                                                        02/12/99  02/12/08
------------------------------------------------------------------------------------------------------------------------
Option                              $17.69375                                                        02/12/00  02/12/08
------------------------------------------------------------------------------------------------------------------------
Option                              $17.69375                                                        02/12/01  02/12/08
------------------------------------------------------------------------------------------------------------------------
Option                              $17.69375                                                        02/12/99  02/12/08
------------------------------------------------------------------------------------------------------------------------
Option                              $17.69375                                                        02/12/00  02/12/08
------------------------------------------------------------------------------------------------------------------------
Option                              $17.69375                                                        02/12/01  02/12/08
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Option (1)                          $22.095                                                          02/12/99  05/29/08
------------------------------------------------------------------------------------------------------------------------
Option                              $22.095                                                          02/12/00  05/29/08
------------------------------------------------------------------------------------------------------------------------
Option                              $22.095                                                          02/12/01  05/29/08
------------------------------------------------------------------------------------------------------------------------
Option                              $23.93625                                                        02/12/99  05/29/08
------------------------------------------------------------------------------------------------------------------------
Option                              $23.93625                                                        02/12/00  05/29/08
------------------------------------------------------------------------------------------------------------------------
Option                              $23.93625                                                        02/12/01  05/29/08
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Option                              $12.50                                                           12/14/99  12/14/09
------------------------------------------------------------------------------------------------------------------------
Option                              $12.50                                                           12/14/00  12/14/09
------------------------------------------------------------------------------------------------------------------------
Option                              $12.50                                                           12/14/01  12/14/09
------------------------------------------------------------------------------------------------------------------------
Option                              $11.00                                                            1/11/00   1/11/09
------------------------------------------------------------------------------------------------------------------------
Option                              $11.00                                                            1/11/01   1/11/09
------------------------------------------------------------------------------------------------------------------------
Option                              $11.00                                                            1/11/02   1/11/09
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Common Stock          9,090                        9,090            D
------------------------------------------------------------------------------------------
Common Stock          9,090                        9,090            D
------------------------------------------------------------------------------------------
Common Stock         28,695                       28,695            D
------------------------------------------------------------------------------------------
Common Stock          2,813                        2,813            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,813                        2,813            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,813                        2,813            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,813                        2,813            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,811                        2,811            I              (2)
------------------------------------------------------------------------------------------
Common Stock         16,667                       16,667            D
------------------------------------------------------------------------------------------
Common Stock         16,667                       16,667            D
------------------------------------------------------------------------------------------
Common Stock         16,666                       16,666            D
------------------------------------------------------------------------------------------
Common Stock          2,500                        2,500            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,500                        2,500            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,500                        2,500            I              (2)
------------------------------------------------------------------------------------------
Common Stock         50,000                       50,000            D
------------------------------------------------------------------------------------------
Common Stock         50,000                       50,000            D
------------------------------------------------------------------------------------------
Common Stock         50,000                       50,000            D
------------------------------------------------------------------------------------------
Common Stock         33,334                       33,334            D
------------------------------------------------------------------------------------------
Common Stock         33,333                       33,333            D
------------------------------------------------------------------------------------------
Common Stock         33,333                       33,333            D
------------------------------------------------------------------------------------------
Common Stock          2,500                        2,500            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,500                        2,500            I              (2)
------------------------------------------------------------------------------------------
Common Stock          2,500                        2,500            I              (2)
------------------------------------------------------------------------------------------
Common Stock            833                          833            I              (2)
------------------------------------------------------------------------------------------
Common Stock            833                          833            I              (2)
------------------------------------------------------------------------------------------
Common Stock            834                          834            I              (2)
------------------------------------------------------------------------------------------


Explanation of Responses: (1)  Options reported on this Form 4 represent options to purchase Common Stock.
                          (2)  Options owned as separate property by Susan Vincent, John C. Wooley's wife. John C. Wooley disclaims beneficial ownership of these Options.



                                                                                     /s/ John C. Wooley                 03/30/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)
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